Exhibit 1.3

[Translation]

SHARE HANDLING REGULATIONS

January 6th 2010

ALPS ALPINE CO., LTD.

SHARE HANDLING REGULATIONS

CHAPTER 1 GENERAL PROVISIONS

Article 1 (Purpose)

1.

The handling with respect to the shares and fees therefore provided for in the Articles of Incorporation of the Company shall be governed by the rules prescribed by the Japan Securities Depository Center, Inc., as a depository company (hereinafter referred to as “JASDEC”), and account management institutions, such as securities companies and trust banks (hereinafter referred to as the “Securities Companies”) and these Share Handling Regulations.

2.

The handling of special accounts (including procedures of exercising shareholder’s rights) opened pursuant to the agreement entered into by and between the Company and trust banks designated by the Company and the fees therefore shall be governed by the rules prescribed by the said trust bank and these Share Handling Regulations.

Article 2 (Share Transfer Agent)

The Company’s share transfer agent and place of its handling office shall be as follows:

Share Transfer Agent:	Mitsubishi UFJ Trust and Banking Corporation 4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Handling office:	Mitsubishi UFJ Trust and Banking Corporation Corporate Agency Division
4-5 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan

Article 3 (Requests and Notifications)

1.

All requests or notifications to the Company shall be made in the form prescribed by the Company, except in the event where such requests or notifications are made through Securities Companies, or JASDEC, or as prescribed in Article 24, Paragraph 1 hereof.

2.

Should any request or notification set forth in the preceding paragraph be made by a proxy, a written document evidencing the authority of agency of such agent shall be submitted. Should any request require the consent of a curator (hosanin) or an assistant (hojonin), a written document evidencing the authority of such consent shall be submitted.

3.

In the event that the requests or the notifications set forth in Paragraph 1 are made through Securities Companies, or JASDEC, or via Securities Companies, etc., such requests or notifications may be deemed to have been made by shareholders.

4.	The Company may require the person who made the requests or the notifications set forth in Paragraph 1 to submit material certifying that the person is a shareholder or a proxy.

5.

In the event that the Company requires the person to submit the materials provided for in the preceding paragraph, the Company shall not accept the request or the notification set forth in Paragraph 1 unless such material has been submitted.

CHAPTER 2 RECORDING IN THE REGISTER OF SHAREHOLDERS, ETC.

Article 4 (Recording in the Register of Shareholders)

1.	The Company shall make entries or records in the register of shareholders in accordance with the notice of total shareholders received from JASDEC.

2.

In the event that the Company receives a notice of change of address of a person entered or recorded in the register of shareholders (hereinafter referred to as the “Shareholder(s), etc.”) or a notice of any other change in the matters entered or recorded in the register of shareholders, the Company shall change the entry or the record in the register of shareholders in accordance to said notice.

3.

Other than the cases set forth in the preceding two paragraphs, entries or recordings in the register of shareholders shall be made if new shares are issued or in any other cases prescribed by laws or regulations.

Article 5 (Characters etc., Used in the Register of Shareholders)

Entries or records in the register of shareholders of the Company shall be made using the characters and/or symbols designated by JASDEC.

Article 6 (Recording in the Ledger of Stock Acquisition Rights, etc.)

1.

Requests for entries or recordings in the ledger of stock acquisition rights, requests for registration, transfer or deregistration of a pledge with respect to stock acquisition rights, and/or requests for indication or deletion of trust assets thereof shall be made to the share transfer agent.

2.	In addition to the provisions of the preceding paragraph, the handling of stock acquisition rights may be separately prescribed.

CHAPTER 3 NOTIFICATIONS

Article 7 (Notification of Addresses, and Names or Trade Names of Shareholders etc.)

1.	Shareholders, etc. shall notify the Company of their addresses and names or trade names.

2.

The notifications set forth in the preceding paragraph or any changes thereof shall be filed through Securities Companies, and JASDEC. However, this shall not apply to the cases provided for in Article 4, Paragraph 3.

Article 8 (Designating notification of Shareholders, etc., residing outside Japan)

1.

Shareholders, etc. residing in foreign countries shall either appoint their standing proxies in Japan or designate their mailing addresses in Japan for receiving notices and notify the Company thereof.

2.	Standing proxies shall be included in the Shareholders, etc. set forth in Paragraph 1 of the preceding article.

3.

The notification set forth in Paragraph 1 or any change in such notification shall be filed through Securities Companies and JASDEC. However, this shall not apply in cases provided for in Article 4, Paragraph 3.

Article 9 (Representative of Corporation)

1.	In the event that a Shareholder, etc. is a corporation, the title and the name of one representative of such corporation shall be notified to the Company.

2.

The notification set forth in Paragraph 1 or any change in such notification shall be filed through Securities Companies and JASDEC. However, this shall not apply in cases provided for in Article 4, Paragraph 3.

Article 10 (Representative, etc. of Co-owned Shares)

1.	Shareholders who co-own shares shall appoint one representative on their behalf, and shall notify the address and the name or the trade name of such representative.

2.

The notification set forth in the preceding paragraph or any change in such notification shall be filed through Securities Companies and JASDEC. However, this shall not apply in cases provided for in Article 4, Paragraph 3.

Article 11 (Statutory Agent)

1.	Any statutory agent, such as a person in parental authority or a guardian shall notify the Company of his/her address and name or the trade name.

2.

The notification set forth in the preceding paragraph or any changes or removal thereof shall be filed through Securities Companies and JASDEC. However, this shall not apply in cases provided for in Article 4, Paragraph 3.

Article 12 (Other Notifications)

1.

In addition to the notifications provided for in Article 7 through 11, any notification to the Company shall be filed through Securities Companies and JASDEC, or via Securities Companies, unless otherwise designated by the Company. However, this shall not apply in cases provided for in Article 4, Paragraph 3.

2.	Any notification that is unable to be accepted or handled by Securities Companies shall be filed with the share transfer agent.

Article 13 (Matters, etc. to be Notified concerning Holders of Stock Acquisition Rights)

The provisions of Article 7 through Article 12 shall apply mutatis mutandis to the matters and methods to be filed by the parties who are listed or recorded in the register of stock acquisition rights of the Company. However, such notification shall be filed with the share transfer agent unless otherwise provided for in Article 6, Paragraph 2.

CHAPTER 4 PURCHASE OF FRACTIONAL UNIT SHARES

Article 14 (Request for Purchase of Fractional Unit Shares)

In case a shareholder requests the Company to purchase fractional unit shares, such a request shall be made through Securities Companies and JASDEC in accordance with the rules prescribed by JASDEC.

Article 15 (Determination of Purchase Price)

1.

The purchase price per share of fractional unit shares shall be the closing price per share of the shares as reported by the Tokyo Stock Exchange on the day when a request pursuant to the preceding article reaches the handling office of the share transfer agent provided for in Article 2 hereof. However, if there is no trading of the shares conducted on such day, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

2.	The purchasing price shall be the amount calculated by multiplying the purchase price per share stipulated in the preceding paragraph by the number of shares requested.

Article 16 (Payment of Purchase Price)

1.

The Company shall pay to the shareholder who requested for purchase the amount as calculated pursuant to the preceding article on the fourth business day from the day immediately following the day on which the purchase price is determined, unless the Company otherwise determines. However, if the purchase price reflects the right to receive dividends from a surplus or shares arising from a stock split, etc., such purchase price shall be paid by the record date.

2.	The shareholder who requested purchase may request transfer to a bank account designated by him/her or by Japan Post Bank cash payment.

Article 17 (Transfer of Shares Purchased)

The fractional unit shares for which a request for purchase is made shall be transferred to the account of the Company on the day in which the payment, or payment procedure, as prescribed in the preceding article, has been completed.

CHAPTER 5 PURCHASE OF ADDITIONAL FRACTIONAL UNIT SHARES

Article 18 (Request for Purchase of Additional Fractional Unit Shares)

In case a shareholder requests additional purchase of fractional unit shares, such a request shall be made through Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

Article 19 (Restriction on Request for Additional Purchase)

If the aggregate number of fractional unit shares for which the Requests for Additional Purchase is made on the same day exceed the number of shares owned by the Company which shall be transferred, the Company shall not transfer any fractional unit share for any of the Requests for Additional Purchase made on such day.

Article 20 (Determination of Additional Purchase Price)

1.

The additional purchase price of fractional unit shares shall be the amount equivalent to the closing price per share of the shares of the Company as reported by the Tokyo Stock Exchange on the day when the request set forth in Article 18 hereof is accepted at the handling office of the share transfer agent provided for in Article 2 hereof. However, if there is no trading of the shares conducted on such day, such closing price shall be deemed the amount equivalent to the first trading price per share effected thereafter.

2.

The additional purchasing price shall be the amount calculated by multiplying the additional purchase price per share stipulated in the preceding paragraph by the additional number of shares requested.

Article 21 (Transfer of Shares Additionally Purchased)

With respect to the fractional unit shares for which the Request for Additional Purchase is made, the application for the transfer thereof to the account of the shareholder who made such Request for Additional Purchase shall be made on the day in which it is confirmed that the amount of the additional purchase price (herein after referred to as “Additional Purchase Payment”) calculated pursuant to the preceding article has been remitted to the bank account designated by the Company.

Article 22 (Suspension of Acceptance of Request for Additional Purchase)

1.

The Company shall suspend the acceptance of Requests for Additional Purchase during the period beginning ten business days prior to any of the days provided for in the following items up to the day provided below:

(1)	March 31;

(2)	September 30; and

(3)	Any other determination date of shareholders

2.	In addition to the case provided for in the preceding paragraph, the Company may suspend the acceptance of Requests for Additional Purchase when the Company or JASDEC deems necessary.

Article 23 (Exceptional Request for Additional Purchase by Post)

1.	Shareholders who request for Additional Purchase by post must transfer the Additional Purchase fund to the bank account designated by the Company.

2.

Determination of the Additional Purchase price for the preceding paragraph, shall be the acceptance date prescribed in Article 20 which is regarded as the day when the request for Additional Purchase and Additional Purchase fund reaches the handling office of the share transfer agent provided for in Article 2

CHAPTER6 METHODS BY WHICH TO EXERCISE MINORITY SHAREHOLDERS’ RIGHTS, ETC.

Article 24 (Methods to Exercise Minority Shareholders’ Rights etc.)

1.

In cases where shareholders exercise minority shareholders’ rights, etc. set forth in Article 147, Paragraph 4 of the Law against the Company, a shareholder shall submit a document in which his/her printed name and seal is affixed, after requesting the individual shareholder notice. However, foreign shareholders may substitute his/her signature for the printed name and seal.

2.	The provisions of Article 3, Paragraphs 2, 4 and 5 hereof shall apply mutatis mutandis to the exercise of the minority shareholders’ rights, etc. referred to in the preceding paragraph.

CHAPTER 7 HANDLING FEES

Article 25 (Fees for Handling of Shares)

There shall be no fees in connection with the Company’s share handling. However, fees to be paid by the Shareholders, etc. to Securities Companies or JASDEC shall be borne by the Shareholders, etc.

CHAPTER 8 EXERCISING SHAREHOLDERS’ RIGHTS OF PROPOSAL

Article 26 (Methods to Exercise Rights of Proposal)

In cases where shareholders’ rights of proposal are exercised in accordance with Companies Act, Article 303 or 305, the proposal must be in writing, and attached or supplied with proof (herein after referred to as “Certification Documents etc.”) which certifies that the proposal has been presented by the said shareholder. However, Certification Documents etc. are not required in cases where the Company is able to confirm that the proposal was presented by the said shareholder, or when the proposal was submitted from Securities Companies and JASDEC, or via the Securities Companies.

SUPPLEMENTARY PROVISIONS

(Revision)

Article 1

1.	Amendments in this regulation are in accordance with the resolution of the Board of Directors.

2.

The Company will disclose this regulation in the Company’s website, and with methods prescribed by the resolution of the Board of Directors. Should the Company make any modifications to this regulation, the modifications will be disclosed promptly.

History

November 28th 1967 Established

August 19th 1968 Revised

November 12th 1971 Revised

May 31st 1972 Revised

January 7th 1978 Revised

September 25th 1982 Revised

June 27th 1991 Revised

June 26th 1998 Revised

October 1st 1999 Revised

April 1st 2000 Revised

December 4th 2000 Revised

October 1st 2001 Revised

June 27th 2002 Revised

April 1st 2003 Revised

June 30th 2004 Revised

August 1st 2005 Revised

October 1st 2005 Revised

May 1st 2006 Revised

June 29th 2006 Revised

October 25th 2007 Revised

January 5th 2009 Revised

October 30th 2009 Revised

January 6th 2010 Revised